UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	000-51112	20-2118147
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1701 Bass Road, Macon, Georgia 31210

(Address of Principal Executive Offices)

(478) 476-2170

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03        Bankruptcy or Receivership.

On May 20, 2011, the Georgia Department of Banking and Finance closed Atlantic Southern Bank (the “Bank”), which is a wholly owned banking subsidiary of Atlantic Southern Financial Group, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank.

In connection with the closure of the Bank, the FDIC issued a press release, dated May 20, 2011, announcing the following:

•      The FDIC entered into a purchase and assumption agreement with CertusBank, National Association of Easley, South Carolina (“CertusBank”) to assume all of the deposits of the Bank. Accordingly, all depositors of the Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of CertusBank for the full amount of their deposits, and they will continue to have uninterrupted access to the Bank’s deposits. Depositors will continue to be insured with CertusBank, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•      Beginning on Saturday, May 21, 2011, the offices of the Bank will open for business as branches of CertusBank.

•      In addition to assuming all of the deposits of the Bank, CertusBank purchased essentially all of the Bank’s assets pursuant to a loss-share transaction of approximately $585.1 million of the Bank’s assets. The loss-share transaction provides for CertusBank and the FDIC to share in the losses on the assets covered under this agreement.

•      Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/atlanticsthrn.html, or call the FDIC toll-free at (866) 806-6128.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/news/press/2011/pr11089.html.

In addition, on May 20, 2011, the Company issued a press release related to the events described above.  On May 23, 2011, the Company mailed a letter to its shareholders describing those events.

Item 9.01        Financial Statements and Exhibits.

Exhibit	Description

99.1	Press release, dated May 20, 2011.
99.2	Letter to shareholders, dated May 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

DATE: May 23, 2011	By:	/s/ Carol W. Soto
Carol W. Soto
Secretary and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release, dated May 20, 2011.

99.2	Letter to shareholders, dated May 23, 2011.